EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS

THIRD QUARTER 2004 RESULTS

Woburn, MA – October 20, 2004 - Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated net income for the third quarter ended September 30, 2004 was $4.2 million, or $0.24 per share, at the high end of the Company’s guidance provided on July 21, 2004. This was principally due to lower than expected operating costs and legal costs associated with the Freedom Wireless proceedings. Third quarter net income represented a 3% decrease over net income of $4.3 million, or $0.23 per share, for the third quarter of 2003 and a 17% decrease from net income of $5.0 million, or $0.27 per share, for the second quarter of 2004. Total revenues for the third quarter were $27.0 million, increasing 2% from $26.6 million in the third quarter of 2003 and decreasing 2% from $27.7 million in the second quarter of 2004.

Net income for the nine months ended September 30, 2004 totaled $13.2 million, or $0.72 per share. This net income represented a 13% increase over net income of $11.7 million, or $0.62 per share, for the nine months ended September 30, 2003. Total revenues for the nine months ended September 30, 2004 increased 14% to $81.9 million from $74.2 million in the nine months ended September 30, 2003.

Cash and short-term investments increased $5.8 million during the third quarter to a record $70.9 million as of September 30, 2004. This net increase takes into account $3.2 million spent during the quarter to repurchase shares of the Company’s common stock under bcgi’s previously announced program.

Billing and Transaction Processing Services (BTPS) revenues, which are comprised of revenues from bcgi Prepaid Wireless, bcgi Voyager Billing and Customer Care, and bcgi Payment Services businesses were $25.6 million in the third quarter of 2004, representing a 4% increase over the third quarter of 2003 and a 5% decrease from the second quarter of 2004. Gross margin on BTPS revenues was 76% compared to 77% in the third quarter of 2003 and 78% in the second quarter of 2004. The sequential decrease in 2004 gross margin was primarily driven by lower revenues and ongoing prudent investments in new product offerings, features and enabling technologies. While total revenues were lower sequentially, revenues from customers other than the Company’s two largest carriers increased 19% over the second quarter of 2004.

As of September 30, 2004, bcgi had 3.91 million subscribers, 9% higher than September 30, 2003 although Prepaid Wireless net subscribers decreased by 157,000 from June 30, 2004. Total average billed minutes of use per subscriber per month was 108 minutes, a 4% decrease from the third quarter of 2003 and 9% lower than the three months ended June 30, 2004. These trends reflect declines in the Company’s gross additions from its two largest carrier customers.

Outlook

The Company anticipates GAAP earnings will approximate $0.14 to $0.18 per share for the fourth quarter of 2004, which should yield annual earnings of $0.86 to $0.90 per share for 2004. Earnings estimates reflect the expectation that Verizon Wireless will begin to convert subscribers from bcgi’s platform to its internal platform over the period beginning in October 2004 and ending by the third quarter of 2005. In addition, the Company anticipates it will continue to have fewer gross additions from Cingular Wireless as their GSM prepaid programs, which bcgi does not support, are favored over their TDMA programs. The Company also expects to continue to invest in its diversification strategy which includes support for its new Mobile Guardian product and continued expansion into the regional and mobile virtual network operator (MVNO) wireless markets, among other initiatives. The Company’s fourth quarter guidance includes approximately $0.02 to $0.03 per share in estimated legal costs, primarily to defend the Freedom Wireless lawsuit.

“Our continued deliberate and sensible investment in our two most critical assets—our leading edge real-time transaction processing platform and our bright and talented employees—have enabled bcgi to make further successful advances in reducing our revenue concentration and in positioning ourselves to achieve our long-term growth strategy,” said E.Y. Snowden, president and chief executive officer. “This focus not only supports our ability to provide sophisticated services to our existing carrier customers, but positions us well to expand our offerings to the broader wireless marketplace.”

Conference Call

The Company will hold a conference call and Webcast at 5:00PM Eastern Standard Time on Wednesday, October 20th, 2004 to discuss results for the period ended September 30, 2004 and management’s outlook. The Company’s president and CEO, E.Y. Snowden, and chief financial officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for one week following the call via telephone at 1-800-642-1687 (conf id 1315556) and for 90 days on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (NASDAQ: BCGI), an S&P Small Cap 600 Index company and Russell 2000 Index company, is a leader in transaction processing solutions for real-time wireless subscriber management, payment services, billing and customer care. Through these solutions, bcgi delivers prepaid and postpaid billing, wireless account recharge and mobile commerce. Founded in 1988, bcgi provides solutions to wireless operators worldwide through a combination of its industry-leading, proprietary software applications, world-class infrastructure and data centers, expertise in telecommunications platform integration, and flexible implementation models. Please visit the bcgi Web site at http://www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding earnings per share estimates, estimates of future legal expenses and expectations regarding new product offerings and expansion into new markets. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, specifically, Verizon Wireless, Cingular Wireless and Nextel Communications, who represented 41%, 23% and 14%, respectively, of the Company’s consolidated revenues for the three months ended September 30, 2004, or greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of our carrier customer contracts, an unfavorable judgment in the Freedom Wireless suit which could result in substantial damages and could significantly restrict bcgi’s ability to conduct business, the ability to market and sell new solutions to wireless carriers, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the three months ended June 30, 2004 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries - investor_relations@bcgi.net

FRB | Weber Shandwick:

Alison Ziegler, General Inquiries (212) 445-8432

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Revenues:
Billing and transaction processing services	$25,591	$24,669	$79,127	$69,840
Prepaid systems	1,429	1,907	2,788	4,390

	27,020	26,576	81,915	74,230
Expenses:
Cost of billing and transaction processing services revenues	6,232	5,775	18,093	16,779
Cost of prepaid systems revenues	660	706	1,636	2,144

Total cost of revenues	6,892	6,481	19,729	18,923

Gross margin (1)	20,128	20,095	62,186	55,307

Engineering, research and development	3,694	3,365	10,987	9,596
Sales and marketing	1,567	1,618	5,106	4,701
General and administrative	1,955	2,005	6,166	5,875
General and administrative – legal expense (2)	450	1,350	2,050	2,990
Depreciation and amortization	5,894	5,132	16,853	14,337

Total operating expenses	13,560	13,470	41,162	37,499

Operating income	6,568	6,625	21,024	17,808
Interest income	322	287	885	925

Income from continuing operations before income taxes	6,890	6,912	21,909	18,733
Provision for income taxes	2,722	2,626	8,655	7,123

Income from continuing operations	4,168	4,286	13,254	11,610
Discontinued operations (3):
Income/(loss) from discontinued operations, net of income taxes	—	8	(11)	59

Net income	$4,168	$4,294	$13,243	$11,669

Basic Net Income Per Share:
Continuing operations	$0.24	$0.24	$0.73	$0.65

Net income	$0.24	$0.24	$0.73	$0.65

Weighted average common shares outstanding	17,534	18,202	18,035	17,897

Diluted Net Income Per Share:
Continuing operations	$0.24	$0.23	$0.72	$0.62

Net income	$0.24	$0.23	$0.72	$0.62

Weighted average common shares outstanding	17,732	18,797	18,395	18,672

Notes to Condensed Consolidated Statements of Operations:

(1)	Gross margin does not include depreciation and amortization, which is shown separately.
(2)	General and administrative – legal expenses consists primarily of legal fees to defend the patent infringement suit brought by Freedom Wireless
(3)	The Company’s Roaming Service business was discontinued in the quarter ended March 31, 2004. 2003 amounts have been restated to reflect Roaming Services as discontinued operations.

SEGMENT INFORMATION

(Unaudited and in thousands, except percentages)

Three months ended September 30,	Billing and Transaction Processing Services	Prepaid Systems	Total
2004
Revenues	$25,591	$1,429	$27,020

Gross margin*	19,359	769	20,128

Gross margin percentage*	76%	54%	74%

2003
Revenues	$24,669	$1,907	$26,576

Gross margin*	18,894	1,201	20,095

Gross margin percentage*	77%	63%	76%

Nine months ended September 30,	Billing and Transaction Processing Services	Prepaid Systems	Total
2004
Revenues	$79,127	$2,788	$81,915

Gross margin*	61,034	1,152	62,186

Gross margin percentage*	77%	41%	76%

2003
Revenues	$69,840	$4,390	$74,230

Gross margin*	53,061	2,246	55,307

Gross margin percentage*	76%	51%	75%

*	Gross margin and gross margin percentage are calculated excluding depreciation and amortization.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(unaudited and in thousands)

	September 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and short-term investments	$70,877	$66,513
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $794 in 2004 and $878 in 2003	16,629	18,386
Prepaid expenses and other assets	3,966	2,800
Deferred income taxes	902	1,260

Total current assets	92,374	88,959

Property and equipment, net	55,869	58,638

Goodwill and other assets	9,389	6,994

Total assets	$157,632	$154,591

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$14,025	$18,755

Total current liabilities	14,025	18,755

Non-current liabilities:
Accrued pension liability	1,291	632
Deferred income taxes	8,103	7,003

Total non-current liabilities	9,394	7,635

Shareholders’ equity:
Common stock and additional paid-in capital	103,887	110,971
Retained earnings	30,326	17,230

Total shareholders’ equity	134,213	128,201

Total liabilities and shareholders’ equity	$157,632	$154,591

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited and in thousands)

	Nine months ended September 30,
	2004	2003
OPERATING ACTIVITIES

Net income from continuing operations	$13,254	$11,610
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,853	14,337
Deferred income taxes	1,458	1,814
Income tax benefit from exercise of stock options	—	2,323
Changes in operating assets and liabilities:
Accounts receivable	1,607	(2,666)
Prepaid expenses and other assets	(1,148)	(843)
Accounts payable, accrued expenses and deferred revenue	(4,194)	1,268

Net cash provided by operating activities of continuing operations	27,830	27,843

Income (loss) from discontinued operations	(11)	59
Net change in operating assets and liabilities of discontinued operations	(303)	(112)

Net cash used in operating activities of discontinued operations	(314)	(53)

Net cash provided by operations	27,516	27,790

INVESTING ACTIVITIES
Purchases of long-term investments	(2,017)	(1,517)

Purchases of short-term investments, net of sales	4,772	(18,093)

Purchase of property and equipment	(13,904)	(26,680)

Net cash used in investing activities	(11,149)	(46,290)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and employee stock purchase plan	1,051	6,841
Repurchase of common stock	(8,181)	—

Net cash provided by (used in) financing activities	(7,130)	6,841

Increase (decrease) in cash and cash equivalents	9,237	(11,659)
Cash and cash equivalents at beginning of period	2,960	31,146

Cash and cash equivalents at end of period	$12,197	$19,487

# # #